EXHIBIT 99
                                                   ----------

[UNITED COMPANIES LOGO]                       For More Information,
                                              Contact:

                                              Dale E. Redman
                                              Executive Vice President &
                                              Chief Financial Officer

                                              225-987-2385 or 800-234-8232

RELEASE DATE: February 3, 1999



               UNITED COMPANIES ANNOUNCES MANAGEMENT CHANGES;
              COMMENTS ON DEVELOPMENTS RELATING TO BANK CREDIT
                   FACILITY AND OTHER FINANCIAL MATTERS


     BATON ROUGE, LA - - United Companies Financial Corporation (NYSE: UC) today announced that J. Terrell Brown, Chief Executive Officer and President, has been granted a requested 90-day leave of absence. Mr. Brown requested the leave to pursue personal interests, including his possible participation in offers to purchase all or a portion of the Company and its operations.
Mr. Brown will continue to serve as a director.

     Mr. Brown's responsibilities will be substantially assumed by Deborah Hicks Midanek, who was named Executive Vice President and Chief Restructuring Officer. Ms. Midanek, a principal of Jay Alix & Associates, formerly served as CEO of Solon Asset Management, an institutional investment management firm specializing in mortgage-related instruments. Previously, she headed non-agency mortgage finance at Drexel Burnham Lambert Group, Inc. Ms. Midanek has been providing consulting services to the Company on a full-time basis since December 1998. C. Geron Hargon, who has succeeded John D. Dienes as Chief Operating Officer,will continue in that position.

     Henry C. McCall III, treasurer of the Company, retired earlier this week, but has agreed to be available as a consultant to the Board and Ms. Midanek.

     The Company also announced that it anticipates that it will fail to be in compliance with financial covenants in its $850 million bank credit facility and $375 million aggregate principal amount of senior and subordinated notes when its audited financial results for 1998 are finalized and become available. Such a failure would result in an event of default under the related credit agreement and indentures, unless, prior to the applicable cure periods, such defaults are cured or waivers were to be sought and obtained.

     The Company has not as yet engaged in any substantive discussions with its bondholders concerning its compliance with financial covenants and no assurances can be given that the requisite waivers will be obtainable. The Company said that the previously announced agreement in principle with the agent bank for its bank group regarding the restructuring of its credit facility has not resulted in a definitive agreement. The Company is continuing its discussions with the agent bank in an attempt to arrive at a mutually acceptable restructuring of the facility.

     The Company also stated that its bank credit facility currently is fully drawn upon and recently it has been experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by its previously announced restructuring plan. The Company is continuing to pursue all available alternatives to improve its liquidity and financial condition, including whole loan sales and alternate sources of financing, as well as other extraordinary transactions that could involve a sale of all or a substantial part of the Company. The Company noted that there can be no assurance that any such transactions or alternative financing will be available to the Company.

     United Companies Financial Corporation is a specialty finance company that provides consumer loan products nationwide through its lending subsidiaries, UC Lending(R) and Ginger Mae (R), Inc. The Company's Common and
Preferred Stock trade on the New York Stock Exchange under the symbols "UC" and "UCPRI" respectively.

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the asset securitization industry and in performance of the financial markets, in the demand for and market acceptance of United Companies' products, and in general economic conditions, including interest rates; the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies including the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the effect of changes in market interest rates on the spread between the coupon rates on loans sold and the rates on securities backed by such loans issued by the Company in securitization transactions and on the discount rate assumed by the Company in its gain on sale computations; timing of loan sales; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; ratings; and various legal, regulatory and litigation risks.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the on going risks and uncertainties, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Investment Considerations in the Company's Annual Report on Form 10-K for the year ending December 31, 1997, as well as other Company filings with the Securities and Exchange Commission.